Exhibit 99.3
INDEPENDENT AUDITORS’ REPORT
The Board of Directors and Shareholders
BPP Holdings Plc
We have audited the accompanying consolidated balance sheet of BPP Holdings Plc and subsidiaries (“the Group”) as of 31 December 2008, and the related consolidated income statement, consolidated statement of recognised income and expense, and consolidated cash flow statement for the year then ended. These consolidated financial statements are the responsibility of the Group’s management and the Board of Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Group’s internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
IAS 1 requires that financial statements be presented with comparative financial information. These consolidated financial statements have been prepared solely for the purpose of meeting the requirements of Rule 3-05 of Regulation S-X. Accordingly no comparative financial information is presented.
In our opinion, except for the omission of comparative financial information as discussed in the preceding paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BPP Holdings Plc and subsidiaries as of 31 December 2008, and the consolidated results of their operations and their cash flow for the year then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Ernst & Young LLP
London, England
7 October 2009

CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2008

		2008
	Note	£’000

Revenue	4	165,497
Cost of sales		(95,302)

Gross profit		70,195
Administrative expenses	5	(46,205)

		23,990
Exceptional costs	7	(2,517)

Group operating profit	5	21,473

Finance revenue - interest	4,9	811
Finance revenue - carrying value adjustment of minority interest options		120
Finance costs - interest	10	(2,833)

Profit before taxation		19,571
Tax expense	11	(5,562)

Profit for the year		14,009

Profit for the year attributable to:
Equity holders of the Parent		13,562
Minority interests	26	447

		14,009

Earnings per share attributable to the equity holders of the Parent during the year
From continuing operations:
– basic	12	28.2p
– diluted	12	28.0p

CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENSE
FOR THE YEAR ENDED 31 DECEMBER 2008

		2008
	Note	£’000

Income and expense recognised directly in equity
Losses on cash flow hedges taken to equity in the year	26	(2,480)
Exchange differences on retranslation of foreign operations	26	2,307
Tax on items taken directly to or transferred from equity	26	237

Net income recognised directly in equity		64
Profit for the year		14,009

Total recognised income and expense for the year		14,073

Attributable to:
Equity holders of the Parent		13,626
Minority interest		447

		14,073

CONSOLIDATED BALANCE SHEET AT 31 DECEMBER 2008

		2008
	Note	£’000

ASSETS
Non-current assets
Property, plant and equipment	14	75,048
Intangible assets	15	26,187
Other investments	17	8
Deferred tax assets	11	946
Derivative financial instruments	24	—
Trade and other receivables	19	326

		102,515

Current assets
Inventories	18	1,209
Trade and other receivables	19	24,565
Cash and short-term deposits	20	9,704

		35,478

Total assets		137,993

LIABILITIES
Current liabilities
Trade and other payables	21	26,454
Deferred revenue		35,487
Current tax liabilities		1,062
Financial liabilities	22	7,589
Provisions	23	333

		70,925

Non-current liabilities
Trade and other payables	21	3,938
Deferred revenue		38
Financial liabilities	22	33,654
Derivative financial instruments	22	2,273
Deferred tax liabilities	11	11,109
Provisions	23	1,132

		52,144

Total liabilities		123,069

Net assets		14,924

EQUITY
Issued share capital	25,26	5,110
Share premium account	26	10,292
Capital redemption reserve	26	801
ESOT and treasury shares	26	(17,331)
Other reserves	26	(11,431)
Retained earnings	26	27,108

Equity attributable to shareholders of the Parent		14,549
Minority interest	26	375

Total equity		14,924

CONSOLIDATED CASH FLOW STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2008

		2008
	Note	£’000

Operating activities
Profit before taxation		19,571
Adjustments for:
Depreciation of property, plant and equipment	14	5,650
Amortisation of intangible assets	15	439
Loss on disposal of property, plant and equipment		147
Impairment of property, plant and equipment	14	40
Interest income		(811)
Interest expense		2,833
Carrying value adjustment of minority interest options		(120)
Share-based payment expense	8	1,143
Increase in inventories	18	(108)
Increase in trade and other receivables		(480)
Increase in trade and other payables		6,481
Increase in deferred revenue		2,087
Increase in provisions	23	330

Cash generated from operations		37,202
Income tax paid		(5,849)

Net cash flows from operating activities		31,353

Investing activities
Purchases of property, plant and equipment		(3,955)
Purchases of software	15	(4,948)
Proceeds from sale of property, plant and equipment		8
Purchases of minority interest in subsidiary undertakings	15	(1,084)
Interest received		735

Net cash flows used in investing activities		(9,244)

Financing activities
Purchase of own shares by ESOT	26	(4,333)
Purchase of treasury shares	26	(2,705)
Cash received by ESOT on exercise of options	26	553
Repayment of loan notes		(110)
Repayments of borrowings		(3,000)
Borrowing facility fees		(375)
Interest paid		(2,844)
Dividends paid to equity shareholders of the Parent	13	(10,389)
Dividends paid to minority interests		(296)

Net cash flows used in financing activities		(23,499)

Net decrease in cash and cash equivalents		(1,390)
Cash and cash equivalents at 1 January	20	10,538
Effect of exchange rate fluctuations on cash held		514

Cash and cash equivalents at 31 December	20	9,662

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS AT 31 DECEMBER 2008
1 GENERAL INFORMATION
AUTHORISATION OF FINANCIAL STATEMENTS
BPP Holdings Plc (the “Company”, “BPP”) is a public limited company incorporated and domiciled in England and Wales. The consolidated statements for the year ended 31 December 2008 comprise those of the company and its subsidiaries (the “Group”). On 30 July 2009, Apollo UK Acquisition Company Limited completed the acquisition of the entire issued and to be issued ordinary share capital of BPP Holdings plc for a cash purchase price of 620 pence per share. Apollo UK Acquisition Company Limited is a wholly-owned subsidiary of Apollo Global, Inc., which is a majority-owned subsidiary of Apollo Group, Inc.
The principal accounting policies adopted by the Group are set out in note 2.
2 ACCOUNTING POLICIES
(A) BASIS OF PREPARATION
IAS 1 requires that the financial statements be presented with comparative financial information. These consolidated statements have been prepared solely for the purposes of meeting the requirements of Rule 3-05 of Regulation S-X. Accordingly no comparative information is presented.
Except for the omission of comparative information as discussed in the preceding paragraph, the consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board and International Financial Reporting Interpretation Committee (IFRIC) interpretations.
The accounting policies which follow set out those policies which apply in preparing the financial statements for the year ended 31 December 2008.
The Group financial statements are presented in Sterling and all values are rounded to the nearest thousand pounds (£’000s) except where otherwise indicated.
The directors have prepared the financial statements on the going concern basis. As discussed in note 22, following the acquisition by Apollo Global, Inc., all of the Group’s outstanding bank loans became repayable on 31 October 2009. The Group is in the process of refinancing its banking facilities but no agreement is in place as yet. The ultimate parent undertaking, Apollo Group, Inc. has committed that in the event that BPP is unable to maintain its existing facilities with The Royal Bank of Scotland and is further unable to replace such credit agreements with third party financing with an equivalent aggregate loan amount, Apollo Group, Inc. will loan to BPP such funds, not to exceed the total aggregate loan amount under the current facilities, as are necessary to enable BPP and its subsidiaries to pay their debts as they become due for a period up to 31 March 2010.
(B) JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY
The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the date of the financial statements. The key estimates and assumptions are set out in the accounting policies below, together with the related notes to the accounts.
•	The measurement and review of asset values, especially goodwill and intangible assets that are not yet being amortised, and impairment testing. The key assumptions used in respect of goodwill and impairment testing are the determination of cash generating units, forecasts relating to the next two years, the long term growth rate for cash flow projections and the rate used to discount the cash flow projections. The review of the impairment of intangible asset not yet being amortised requires a detailed cost benefit analysis of uncertain future cost savings and revenue enhancements. These are described in note 15 and 16.

•	The estimation of share-based payment costs requires the selection of an appropriate model, consideration as to the inputs necessary for the valuation model chosen and the estimation of the number of awards that will ultimately vest. Inputs for these arise from judgements relating to the probability of meeting non-market performance conditions and the continuing participation of employees (see note 27).

•	The estimation of other provisions. Provisions and liabilities, which are subject to uncertain future events, may extend over several years and so the amount and/or timing may differ from current assumptions. Provisions are as set out in note 23.

•	The Group provides services and sells goods to a large number of businesses, mainly on credit terms. Management knows that certain debts due to us will not be paid through the default of a small number of our customers. Estimates are used in determining the debts that management believes will not be collected. These estimates reflect such factors as the current state of the local economies, particular industry issues and past experience of payment history. The trade receivable provision is set out in note 19.
Such estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable in the circumstances and constitute management’s best judgement at the date of the financial statements. In the future, actual experience may deviate from these estimates and assumptions, which could affect the financial statements as the original estimates and assumptions are modified, as appropriate, in the year in which the circumstances change.

(C) BASIS OF CONSOLIDATION
The Group financial statements consolidate the financial statements of BPP Holdings Plc and the entities it controls drawn up to 31 December each year.
Subsidiaries and special purpose entities are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date on which control ceases.
Minority interests represent the portion of profit or loss and net assets in subsidiaries that is not held by the Group and is presented within equity in the consolidated balance sheet, separately from Parent shareholders’ equity.
Inter-company transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.
(D) EXCEPTIONAL ITEMS
The Group presents as exceptional items, in the income statement and in the notes to the financial statements, those material items of income and expense which, because of the nature and expected infrequency of the events giving rise to them, merit separate presentation. This is to allow shareholders to understand better the elements of financial performance in the year, so as to facilitate comparison with prior periods and to assess better trends in financial performance.
(E) FOREIGN CURRENCY TRANSLATION
Transactions in foreign currencies are initially recorded in the functional currency by applying the spot exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the balance sheet date. All differences are taken to the income statement.
Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.
The assets and liabilities of foreign operations are translated into Sterling at the rate of exchange ruling at the balance sheet date. Income and expenses are translated at weighted average exchange rates for the year. The resulting exchange differences are taken directly to a separate component of equity. On disposal of a foreign entity, the deferred cumulative amount recognised in equity relating to that particular foreign operation is recognised in the income statement.
In respect of all foreign operations, any exchange differences that arose before 1 January 2004, the date of transition to IFRS, are deemed to be nil and will be excluded from the determination of any subsequent profit or loss on disposal.
(F) PROPERTY, PLANT AND EQUIPMENT
All property, plant and equipment is shown at cost less subsequent depreciation and impairment, except for land, which is shown at cost less impairment. Cost includes expenditure that is directly attributable to making the asset capable of operating as intended.
Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.
Depreciation on assets is calculated using the straight-line method to allocate the cost of each asset less its residual value (based on prices prevailing at the balance sheet date) over its estimated useful life, as follows:

Freehold buildings	Components over five to fifty years depending upon the expected useful life
Leasehold improvements	Over the shorter of the lease term and expected useful life
Fixtures	Over five to ten years
Equipment	Over one to five years
Motor vehicles	Over four years
Assets under construction are depreciated from the date they become available for use.
The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.
The carrying values of property, plant and equipment are reviewed for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.
An asset’s carrying amount is written down immediately to its recoverable amount (the higher of an asset’s fair value less costs to sell and its value in use) if the asset’s carrying amount is greater than its estimated recoverable amount.
Gains and losses on disposals are determined by comparing proceeds with carrying amount. These are included in the income statement.
Borrowing costs incurred for the construction of any qualifying assets (those assets that necessarily take a substantial period of time to get ready for their intended use) are capitalised during the period of time that is required to complete and prepare the asset for its intended use. Other borrowing costs are expensed when incurred.

(G) INTANGIBLE ASSETS
Goodwill
Business combinations on or after 1 January 2004 are accounted for under IFRS 3 — Business Combinations, using the purchase method. Any excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities is recognised in the balance sheet as goodwill and is not amortised. To the extent that the net fair value of the acquired entity’s identifiable assets, liabilities and contingent liabilities is greater than the cost of the investment, a gain is recognised immediately in the income statement. Goodwill recognised as an asset as at 31 December 2003 is recorded at its carrying amount under UK GAAP and is not amortised.
Licences
Licences have a finite useful life and are carried at cost less accumulated amortisation. Amortisation is calculated using the straight-line method to allocate the cost of licences over their estimated useful lives of five years.
Software
Software acquired is initially capitalised at cost. It has a finite useful life and is amortised using the straight-line method over the estimated useful life. Software is carried at cost less accumulated amortisation. Software acquired has a useful life of up to five years.
Costs associated with maintaining computer software programs are expensed as incurred.
Software development costs are recognised as an intangible asset when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use, its intention to complete and its ability to use the asset, how the asset will generate future economic benefits, the availability of resources to complete the asset and the ability to measure reliably the expenditure during development.
Computer software development costs recognised as assets are amortised using the straight line method over their estimated useful lives not exceeding eight years.
Software in development that is not yet being amortised is tested for impairment at each balance sheet date.
(H) IMPAIRMENT OF ASSETS
After initial recognition, goodwill is stated at cost less accumulated impairment losses. Goodwill is tested at least annually and whenever events or changes in circumstances indicate that carrying value may be impaired. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.
Assets that are subject to amortisation (licences and software) or depreciation (property, plant and equipment) are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised in the income statement for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (cash-generating units).
An assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased, although impairment losses relating to goodwill cannot be reversed in future periods. If such indication exists, the recoverable amount is estimated. A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. If that is the case the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years.
(I) FINANCIAL ASSETS
The Group classifies all financial assets as loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition and re-evaluates this designation at every reporting date.
Financial assets are initially recognised at fair value (the transaction price plus directly attributable transaction costs). Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.
Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, do not qualify as trading assets and have not been designated as either fair value through profit and loss or available for sale. Such assets are carried at amortised cost using the effective interest method if the time value of money is significant. Gains and losses are recognised in income when the loans and receivables are derecognised or impaired, as well as through the amortisation process.
If there is objective evidence that an impairment loss on loans and receivables carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced, through the use of an allowance account, with the amount of the loss recognised in administration expenses.
If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed. Any subsequent reversal of an impairment loss is recognised in the income statement, to the extent that the carrying value of the asset does not exceed its amortised cost at the reversal date.

Loans and receivables are included in trade and other receivables in the balance sheet.
(J) FINANCIAL LIABILITIES
The Group determines the classification of its financial liabilities at initial recognition. The classifications used are presented in note 24.
Financial liabilities are recognised initially at fair value, and in the case of loans and borrowings, include directly attributable transaction costs.
A financial liability is derecognised when the obligation under liability is discharged or cancelled or expires. When an existing liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the income statement.
The Group’s financial liabilities include trade and other payables, bank overdrafts, loans and borrowings and derivative financial instruments.
(K) DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING
The Group uses derivative financial instruments such as interest rate swaps to hedge its risks associated with interest rate fluctuations. Such derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.
Any gains or losses arising from changes in the fair value of derivatives during the year that do not qualify for hedge accounting are taken directly to the income statement.
The fair value of interest rate swap contracts is determined by reference to market values for similar instruments.
For the purpose of hedge accounting, hedges are classified as:
•	fair value hedges when hedging the exposure to changes in the fair value of a recognised asset or liability or an unrecognised firm commitment (except for foreign currency risk); or

•	cash flow hedges when hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction or the foreign currency risk in an unrecognised firm commitment; or

•	hedges of a net investment in a foreign operation.
At the inception of a hedge relationship, the Group formally designates and documents the hedge relationship to which the Group wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the hedging instrument’s effectiveness in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in fair value or cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.
The Group has only entered into cash flow hedges. For these, the effective portion of the gain or loss on the hedging instrument is recognised directly in equity, while the ineffective portion is recognised in profit or loss. Amounts taken to equity are transferred to the income statement when the hedged transaction affects profit or loss, such as when a forecast sale or purchase occurs. Where the hedged item is the cost of a non-financial asset or liability, the amounts taken to equity are transferred to the initial carrying amount of the non-financial asset or liability.
If a forecast transaction is no longer expected to occur, amounts previously recognised in equity are transferred to profit or loss. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, amounts previously recognised in equity remain in equity until the forecast transaction occurs and are transferred to the income statement or to the initial carrying amount of a non-financial asset or liability as above. If the related transaction is not expected to occur, the amount is taken to profit or loss.
(L) INVENTORIES
Inventories are principally books, which are stated at the lower of cost and net realisable value. External creative costs and artwork costs of new titles are absorbed into the cost of the first print run. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.
(M) TRADE RECEIVABLES
Trade receivables are recognised and carried at original invoice amount less an adjustment for doubtful debts. Bad debts are written off to the income statement when identified. Provision is made when there is objective evidence that the Group will not be able to recover balances in full. Balances are written off when the probability of recovery is assessed as being remote.
(N) CASH AND CASH EQUIVALENTS
Cash and short term deposits in the balance sheet include cash at banks and in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less.
For the purpose of the consolidated cash flow statement, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.
(O) SHARE CAPITAL
Incremental costs directly attributable to the issue of new shares are shown in the share premium account in equity as a deduction from the proceeds.

When any Group entity purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes), is deducted from equity attributable to the Company’s equity holders until the shares are cancelled, reissued or disposed of. Where such shares are subsequently sold or reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders. No gain or loss is recognised in the Income statement or Statement of Recognised Income and Expense on the purchase, sale, issue or cancellation of equity shares.
(P) BORROWINGS
Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost using the effective interest method.
Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.
(Q) INCOME TAX
Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates and laws that are enacted or substantively enacted by the balance sheet date.
Deferred income tax is provided in full, on an undiscounted basis, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. The deferred income tax is not accounted for if it arises from initial recognition of goodwill or of an asset or liability in a transaction, other than a business combination, that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is provided on temporary differences arising on investments in subsidiaries and joint ventures, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.
Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.
Income tax is charged or credited directly to equity if it relates to items that are credited or charged to equity. Otherwise income tax is recognised in the income statement.
(R) EMPLOYEE BENEFITS
Share-based payments
All share-based transactions are equity-settled.
The cost of these transactions with employees is measured by reference to the fair value at the date at which they are granted and is recognised as an expense in the income statement, together with a corresponding increase in equity, over the period in which the performance conditions are fulfilled, ending on the date when the employees become fully entitled to the shares “vesting date”. The fair value is determined using a binomial valuation model. In valuing equity-settled transactions, no account is taken of any vesting conditions, other than conditions linked to the price of the shares of the Company (market conditions).
No expense is recognised for awards that do not ultimately vest except for awards where the vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied, provided that all other performance conditions are satisfied.
The cumulative expense recognised for share option schemes at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the number of awards that, in the opinion of the Directors of the Group and based on the best available estimate at that date, will ultimately vest. The income statement charge or credit for a period represents the movement in cumulative expense recognised as at the beginning and end of that period.
Where the terms of an equity-settled award are modified, the cost based on the original award terms continues to be recognised over the original vesting period. In addition, an expense is recognised over the remainder of the new vesting period for the incremental fair value of any modification, based on the difference between the fair value of the original award and the fair value of the modified award, both as measured on the date of the modification. No reduction is recognised if this difference is negative.
Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any cost not yet recognised in the income statement for the award is expensed immediately. Any compensation paid up to the fair value of the award at the cancellation or settlement date is deducted from equity, with any excess over fair value being treated as an expense in the income statement.
Tax relief on share options is given when they are exercised; the relief given is based on the difference between the exercise price and the market price on the day of exercise. A deferred tax asset is calculated for outstanding share options based on the current share price at the end of each year and the related exercise price, and is built up over the vesting period of the options. The deferred tax asset is only recognised in the income statement for each share option scheme to the extent that a share-based payment expense has been charged in the income statement for that scheme. The remaining deferred tax asset calculated is recognised directly in equity.
The dilutive effect of outstanding options is reflected as additional share dilution in the computation of earnings per share.
The Group has taken advantage of the exemption in IFRS 1 in respect of equity-settled awards so as to apply IFRS 2 only to those equity-settled awards granted after 7 November 2002 that had not vested before 1 January 2005.

Holiday pay
Holiday to which an employee is entitled but has not taken at the end of the period is accrued for in the period to which it relates. This accrual builds up in the early part of the year and unwinds as the employee takes their entitlement.
(S) REVENUE RECOGNITION
Revenue comprises the fair value of the sale of goods and services, net of value-added tax and discounts, and after eliminating sales within the Group. Goods sold represent books, study texts, course notes, CDs and other published matter. Services provided include classroom tuition on a full and part time basis, lectures, client specific in-house courses and other tuition support. Revenue is recognised as follows:
Rendering of services
When the outcome of a transaction involving the rendering of services can be estimated reliably, revenue associated with the transaction is recognised by reference to the stage of completion of the transaction at the balance sheet date. Deferred revenue represents amounts invoiced for which the service will be provided in future periods.
Revenue is only recognised when the Group has performed all of its required obligations and when all the following conditions are satisfied: the revenue can be measured reliably; it is probable that the economic benefits will flow to the Group; the stage of completion at the balance sheet date can be measured reliably; and the costs relating to the transaction can be measured reliably.
Sales of goods
Sales of goods are recognised when the Group has delivered goods to the customer; the customer has accepted the goods; and collectability of the related receivable is reasonably assured.
(T) INTEREST INCOME
Interest income is recognised as the interest accrues using the effective interest method.
(U) LEASES
Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease.
Lease incentives received are credited to trade and other payables on inception of the lease and are released evenly to the income statement over the life of the lease.
(V) DIVIDEND DISTRIBUTION
Dividend distributions to the Company’s shareholders are recognised as a reduction in reserves in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.
(W) PROVISIONS
Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that there will be an outflow of economic benefits to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.
(X) MINORITY INTEREST OPTIONS
On the acquisition of less than 100% of certain subsidiaries the Group enters into put and call options with the holders of the shares not owned by the Group, to purchase their interest at a later date.
These written put options are gross-settled (i.e. the entity pays cash or loan notes in return for the counterparty delivering shares), and hence are recognised as a financial liability at the present value of the amount payable. The liability recognised may be subject to a cap based on the individual agreements with the counterparties.
As the price under the option is calculated using a formula based on the previous audited full year profits, the financial liability is re-measured at each reporting date based on weighted average profits from the previous three years with any change in that value reflected in the income statement, as a finance charge or credit.
Where the put option is ultimately exercised, the amount recognised as the financial liability at that date will be extinguished by the payment of the exercise price. Goodwill is the net of consideration paid and the net assets purchased. Where the put option expires unexercised, the financial liability is derecognised and transferred back to equity.
(Y) NEW STANDARDS AND INTERPRETATIONS APPLIED
The Group has adopted IFRIC 11 IFRS 2 — Group and Treasury Share Transactions insofar as it applies to consolidated financial statements. This interpretation requires arrangements whereby an employee is granted rights to an entity’s equity instruments to be accounted for as an equity settled scheme, even if the entity buys the instruments from another party, or the shareholders provide the equity instruments needed. The Group has amended its accounting policy accordingly.
The Group has also adopted IFRIC 12 — Service Concession Arrangements and IFRIC 14 IAS 19 — The limit on a Defined Benefit Assets, Minimum Funding Requirements and their Interaction and IAS 39 — Financial Instruments: Recognition and Measurement (Amendment).
The adoptions of the above interpretations and standard have had no impact on the Group financial statements.

(Z) NEW STANDARDS AND INTERPRETATIONS NOT APPLIED
The IASB and IFRIC have issued the following standards and interpretations with an effective date for annual periods beginning on or after the date of these financial statements:

International Accounting Standards (IAS/IFRSs)		Effective date
IFRS 1	First-time Adoption of International Reporting Standards	1 January 2009
IFRS 2	Amendment to IFRS 2 – Vesting Conditions and Cancellations	1 January 2009
IFRS 3R/IAS 27R	Business Combinations and Consolidated and Separate Financial Statements	1 July 2009
IFRS 7	Financial Instruments: Disclosures – Reclassification of Financial Assets	1 July 2008
IFRS 8	Operating Segments	1 January 2009
IAS 1	Presentation of Financial Statements (Revised)	1 January 2009
IAS 23	Borrowing Costs (Revised)	1 January 2009
IAS 27	Consolidated and Separate Financial Statements (Amendment)	1 January 2009
IAS 32	Financial Instruments: Presentation and IAS 1 - Presentation of Financial Statements - Puttable Instruments and Obligations Arising on Liquidation	1 January 2009
IAS 39	Financial Instruments: Recognition and Measurement -Eligible Hedged Items	1 July 2009

International Financial Reporting Interpretations (IFRICs)		Effective date
IFRIC 13	Customer Loyalty Programmes	1 July 2008
IFRIC 15	Agreements for the Construction of Real Estate	1 January 2009
IFRIC 16	Hedges of a Net Investment in a Foreign Operation	1 October 2008
IFRIC 17	Distributions of Non-cash Assets to Owners	1 July 2009
IFRIC 18	Transfers of Assets from Customers	1 July 2009
Improvements to IFRSs
In May 2008 the Board issued its first omnibus of amendments to its standards, primarily with a view to removing inconsistencies and clarifying wording. There are separate transitional provisions for each standard.
The Directors do not anticipate that the adoption of these standards and interpretations will have a material impact on the Group’s financial statements in the period of initial application.
The standards and interpretations relevant to the Group for the year ending 31 December 2009 are discussed below:
IFRS 2 - Amendment to IFRS 2 – Vesting Conditions and Cancellations
The amendment to IFRS 2 restricts the definition of a vesting condition to include only service conditions (requiring a specified period of service to be completed) and performance conditions (requiring the other party to achieve a personal goal or contribute to achieving a corporate target). All other features are non vesting conditions, and whereas a failure to achieve such a condition was previously regarded as a forfeiture (giving rise to a reversal of amounts previously charged to profit) it now must be reflected in the grant date fair value of the award and treated as a cancellation, which results in either an acceleration of the expected charge, or a continuation over the remaining vesting period, depending on whether the condition is under the control of the entity or counterparty. The revision is not expected to impact any of the Group’s schemes except for the SAYE scheme. It will impact SAYE schemes as the removal of savings from the scheme by an employee before an option has vested will now become a cancellation rather than a forfeiture and the fair value of the options will need to be reviewed. This change is not expected to have a material impact on the Group.
IFRS 8 - Operating Segments
IFRS 8’s core principle is that an entity should disclose information to enable users of its financial statements to evaluate the nature and financial effects of the types of business activities in which it engages and the economic environments in which it operates. IFRS 8 requires operating segments to be identified on the basis of internal reports about components of the entity that are regularly reviewed by the chief operating decision maker in order to allocate resources to the segment and to assess its performance. In light of the restructuring of the Professional Education division in 2008, the Group is still considering the impact of adopting IFRS8 on the segment information presented in the financial statements.
IAS 1 - Presentation of Financial Statements (Revised)
The revised Standard was issued in September 2007 and becomes effective for financial years beginning on or after 1 January 2009. The Standard separates owner and non-owner changes in equity. The statement of changes in equity will include only details of transactions with owners, with non-owner changes in equity presented as a single line. In addition, the Standard introduces the statement of comprehensive income: it presents all items of recognised income and expense, either in one single statement, or in two linked statements. The Group is still evaluating whether it will have one or two statements.
IAS 23 - Borrowing Costs (Revised)
A revised IAS 23 — Borrowing Costs was issued in March 2007, and becomes effective for financial years beginning on or after 1 January 2009. The standard has been revised to require capitalisation of borrowing costs when such costs relate to a qualifying asset. A qualifying asset is an asset that necessarily takes a substantial period of time to get ready for its intended use or sale. The Group already capitalises borrowing costs directly related to a qualifying asset therefore the adoption of this standard will have no impact on the Group results.
IAS 32 - Financial Instruments: Presentation and IAS 1 - Presentation of Financial Statements - Puttable Instruments and Obligations Arising on Liquidation
These amendments to IAS 32 and IAS 1 were issued in February 2008 and become effective for financial years beginning on or after 1 January 2009. The revisions provide a limited scope exception for puttable instruments to be classified as equity if they fulfil a number of specified features. The amendments to the standards will have no impact on the financial position or performance of the Group, as the Group has not issued such instruments.

3 SEGMENT INFORMATION
The Group’s primary reporting format is determined to be business segments as the Group’s risks and rates of return are affected predominantly by differences in the products and services produced. Its secondary format is geographical segments.
A business segment is a group of assets and operations engaged in providing products or services that are subject to risks and returns that are different from those of other business segments.
A geographical segment is engaged in providing products or services within a particular economic environment that is subject to risks and returns that are different from those of segments operating in other economic environments.
The Professional Education segment is a supplier of training for Accountancy, Financial Services and Actuarial qualifications, and provides continuing professional development courses for professionally qualified people, together with general management training.
The BPP College segment is a supplier of training for Law, Business and Human Resources qualifications.
The MPW segment is an independent sixth form college, providing tuition for GCSE and A level qualifications.
Disclosure of HR Training has been moved from the Professional Education segment to the BPP College segment because management feel the products and services provided by this business are more aligned with the products and services provided by other businesses in the BPP College segment. Internal management reporting lines have been changed to reflect this.
The Group’s geographical segments are determined by the location of the Group’s assets and operations. Sales to external customers are disclosed in geographical segments which are based on the geographical location of the Group’s customers.
Recharges between business segments are set in a manner similar to transactions with third parties. Segment revenue, segment expense and segment result include transfers between business segments. Those transfers are eliminated on consolidation.
PRIMARY SEGMENT REPORTING — BUSINESS SEGMENTS
Segment Results

	Professional
	Education	BPP College	MPW	Total
2008	£’000	£’000	£’000	£’000

Segment revenue	107,484	46,750	11,263	165,497
Segment result	13,644	6,481	2,395	22,520
Unallocated central expenses	—	—	—	(1,047)

Group operating profit	13,644	6,481	2,395	21,473

Finance costs — net				(1,902)
Profit before tax				19,571
Tax expense				(5,562)

Profit for the year				14,009

There were no material inter-segment sales in 2008.
Unallocated central expenses in 2008 relate to the Full Potential Review, a thorough review of the Group’s growth potential, undertaken by external consultants.
Assets and liabilities

	Professional
	Education	BPP College	MPW	Total
2008	£’000	£’000	£’000	£’000

Segment assets	76,997	57,315	2,735	137,047
Unallocated assets	—	—	—	946

Total assets	76,997	57,315	2,735	137,993

Segment liabilities	30,566	32,707	4,151	67,424
Unallocated liabilities	—	—	—	55,645

Total liabilities	30,566	32,707	4,151	123,069

The properties reported in the segment assets are split across the segment according to usage.

Unallocated assets and liabilities presented above are as follows:

2008
£’000

Unallocated assets
Deferred tax assets	946
Derivative financial instruments	—

946

Unallocated liabilities
Current tax liabilities	1,062
Minority interest options	4,515
Derivative financial instruments	2,273
Bank loans	36,614
Other loans	72
Deferred tax liabilities	11,109

55,645

Other segment information

	Professional
	Education	BPP College	MPW	Total
2008	£’000	£’000	£’000	£’000

Capital expenditure:
Property, plant and equipment	3,466	1,095	142	4,703
Intangible assets	5,918	—	—	5,918

Depreciation	3,119	2,324	207	5,650
Amortisation	411	28	—	439
Impairment of property, plant and equipment	40	—	—	40

Share-based payment expense	762	263	118	1,143
Recognition of provisions	(307)	637	—	330

SECONDARY REPORTING FORMAT – GEOGRAPHICAL SEGMENTS

	UK	Europe	Rest of World	Total
2008	£’000	£’000	£’000	£’000

Segment revenue
Sales to external customers	141,625	21,716	2,156	165,497

Assets
Segment assets	122,575	14,381	91	137,047
Unallocated assets	—	—	—	946

Total assets	122,575	14,381	91	137,993

Capital Expenditure
Property, plant and equipment	4,362	341	—	4,703
Intangible assets	5,781	137	—	5,918

4 REVENUE

2008
£’000

Rendering of services	132,184
Sale of goods	33,313

165,497
Finance revenue	811

Total revenue	166,308

5 GROUP OPERATING PROFIT
This is stated after charging/(crediting):

2008
£’000

Depreciation of property, plant and equipment (note 14)	5,650
Amortisation of intangible assets (note 15)	439
Net loss on the disposal of property, plant and equipment	147
Operating lease rentals – land and buildings	6,704
Net foreign currency differences	5
Costs of inventories recognised as an expense	16,503
- including write-down of inventories to net realisable value	433
Impairment of trade receivables (note 19)	812
Impairment of Property, plant and equipment (note 14)	40

Total administrative expenses, including expenses disclosed in note 7, amounted to £48,722,000.
6 AUDITORS’ REMUNERATION

2008
£’000

Audit of the financial statements	187

Other fees paid to auditors and their associates:
Local statutory audit for subsidiaries	171
Other audit related services	35

393

7 EXCEPTIONAL ITEMS

2008
£’000

Recognised in arriving at Group operating profit from continuing operations:
Systems implementation costs	(1,129)
Group restructuring costs	(1,388)

(2,517)

All items disclosed as exceptional relate to administrative expenses.
SYSTEMS IMPLEMENTATION COSTS
The Group is currently investing in a major systems upgrade. The costs included as exceptional costs primarily relate to employee costs to cover employees seconded to work on the systems implementation and training costs.
GROUP RESTRUCTURING COSTS
During the year the Group has implemented a plan to reorganise the management and reporting structure of the Professional Education division. The expense principally relates to the redundancy costs and related fees such as legal fees and outplacement costs.

8 STAFF COSTS AND DIRECTORS’ EMOLUMENTS
STAFF COSTS

2008
£’000

Wages and salaries	57,197
Share-based payment expense	1,143

58,340

Social security costs	6,947

65,287

The Group does not operate a company pension scheme. Employees can opt to contribute to a pension scheme through a salary sacrifice scheme but there is no pension contribution cost to the Group.
The average monthly number of employees during the year was made up as follows:

2008
Nos.

Tutors	731
Customer Services	266
Materials, production and dispatch	80
Sales and marketing	64
Administration and services	394

1,535

Included within the above are Executive Directors and their remuneration.
DIRECTORS’ EMOLUMENTS

2008
£’000

Directors’ emoluments	1,964
Termination payments	—
Share-based payment expense	424

2,388

Aggregate gains made by Directors on the exercise of options	1

9 FINANCE REVENUE

2008
£’000

Bank interest receivable	635
Other interest receivable	176

Total finance revenue	811

10 FINANCE COSTS

2008
£’000

Bank loans and overdrafts	2,809
Other loans	4
Other	20

Total finance costs	2,833

11 TAXATION
(A) TAX ON PROFIT FOR THE YEAR

2008
£’000

Tax charge in the income statement
Current tax:
UK Corporation tax	4,966
Foreign tax	658

Current tax charge	5,624
Adjustments in respect of previous years	(229)

Total current tax	5,395

Deferred tax:
Origination and reversal of temporary differences – current year	511
Origination and reversal of temporary differences – prior year	(344)

Total deferred tax	167

Tax charge in the income statement	5,562

Tax relating to items (credited)/charged to equity
Current Tax:
Share-based payment relief	(37)
Deferred tax:
Share-based payment relief	436
Interest rate swap	(636)

Tax credit in the statement of recognised income and expense	(237)

(B) RECONCILIATION OF THE TOTAL TAX CHARGE
The tax assessed for the period differs from the standard rate of corporation tax in the UK. The differences are explained below.

2008
£’000

Accounting profit before tax	19,571
At the average rate of UK corporation tax of 28.5%	5,578
Effects of:
Expenses not deductible for tax purposes	540
Overseas tax rates on overseas earnings	30
Adjustments to tax charge in respect of previous periods (including deferred tax)	(573)
Other temporary differences	(13)

Total tax charge for the year	5,562

From 1 April 2008, the UK corporation tax rate was reduced from 30% to 28% resulting in the average corporation tax for the year being 28.5%. The deferred tax balance was adjusted in the prior year to reflect this change.

(C) DEFERRED TAX
Deferred tax at 31 December relates to the following:

2008
£’000

Deferred tax asset
Share-based payment relief	215
Interest rate swap	636

851
Deferred tax liability
Accelerated capital allowances	(2,139)
Capital gains deferred	(7,721)
Capitalised interest	(803)
Other temporary differences	(351)
(11,014)

(10,163)

Disclosed in the balance sheet:

2008
£’000

Deferred tax asset	946
Deferred tax liability	(11,109)

(10,163)

The deferred tax included in the Group income statement is as follows:

2008
£’000

Accelerated capital allowances	(109)
Capitalised interest	108
Other temporary differences	33
Share-based payment relief	135

Deferred income tax charge	167

(D) UNRECOGNISED DEFERRED TAX ASSETS
The deferred tax asset, arising from the total losses of £1,544,000 incurred in the United States of America and Singapore has not been recognised. The business in Singapore was closed during 2005, with losses of £851,000.The business in the United States of America made a loss in 2008; it has retained losses of £693,000. The tax losses in the US can be carried forward up to 20 years, whilst tax losses in Singapore can be carried forward indefinitely.
12 EARNINGS PER SHARE

2008

Continuing and total operations
Basic	28.2p
Diluted	28.0p
Basic earnings per share amounts are calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the period, excluding ordinary shares held by the BPP Employee Share Ownership Trust (ESOT) and treasury shares.
Diluted earnings per share amounts are calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. Options granted under Employee Share Schemes dilute the earnings per share by increasing the weighted average number of shares without changing net profit. Shares potentially issuable as consideration for the purchase of minority interests will change net profit because of the elimination of profit attributable to minority shareholders.

2008
£’000

Net profit attributable to ordinary equity holders of the Parent	13,562

Weighted average number of ordinary shares (excluding ordinary shares held by the BPP ESOT and treasury shares) for basic earnings per share	48,098,377
Potential dilutive effect of employee share schemes	380,427

Weighted average number of shares for diluted EPS	48,478,804

Account was not taken of the shares potentially issuable on the purchase of minority interests as these had an anti-dilutive impact on the earnings per share figures (2008: nil). 2008 is nil because the Minority Interest options for Actuarial Education Limited are not convertible to shares in BPP Holdings Plc.
13 DIVIDENDS PAID AND PROPOSED

2008
£’000

Declared and paid during the year
Equity dividends on ordinary shares:
Final dividend for 2007 14.80p	7,175
Interim dividend for 2008 6.70p	3,214

10,389

Proposed for approval at AGM (not recognised as a liability as at 31 December)
Equity dividends on ordinary shares:
Final dividend for 2008: 16.30p	7,738

The BPP Holdings Plc Employee Share Ownership Trust has waived the dividends payable on the shares held by it except for 0.0001p of any dividend due. At 31 December 2008 the Trust held 1,482,911 shares.
No dividends are payable on treasury shares. As at 31 December 2008 the Company held 2,154,854 treasury shares.

14 PROPERTY, PLANT AND EQUIPMENT

	Freehold land and	Leasehold				Assets under
	buildings	improvements	Fixtures	Equipment	Motor vehicles	construction	Total
	£’000	£’000	£’000	£’000	£’000	£’000	£’000

Cost:

At 1 January 2008	65,587	16,649	7,366	13,454	77	10	103,143
Foreign currency adjustment	1,800	198	104	349	2	—	2,453
Additions	53	1,091	1,050	1,518	—	991	4,703
Reclassifications	(644)	676	490	29	—	(551)	—
Disposals	—	(729)	(157)	(280)	(66)	—	(1,232)

At 31 December 2008	66,796	17,885	8,853	15,070	13	450	109,067

Depreciation:

At 1 January 2008	8,250	5,145	4,998	10,070	69	—	28,532
Foreign currency adjustment	420	145	73	233	—	—	871
Provided during year	828	1,889	1,034	1,896	3	—	5,650
Impairment	—	3	33	4	—	—	40
Reclassifications	29	(326)	274	23	—	—	—
Disposals	—	(651)	(115)	(241)	(67)	—	(1,074)

At 31 December 2008	9,527	6,205	6,297	11,985	5	—	34,019

Net book value at 31 December 2008	57,269	11,680	2,556	3,085	8	450	75,048
Net book value at 1 January 2008	57,337	11,504	2,368	3,384	8	10	74,611
Freehold land and buildings include £3,260,000 of interest capitalised in respect of loans to finance the acquisition and development of properties to the date of completion of development.
Assets under construction relates to IT hardware that is not yet in use.
15 INTANGIBLE ASSETS

	Software and	Software in
	licences	development	Goodwill	Total
	£’000	£’000	£’000	£’000

Cost:

At 1 January 2008	2,786	1,906	48,096	52,788
Foreign currency adjustments	129	—	535	664
Additions – acquisition of minority interests	—	—	970	970
Additions – software	249	—	—	249
Additions – software in development	—	4,699	—	4,699
Disposals – software	(623)	—	—	(623)

At 31 December 2008	2,541	6,605	49,601	58,747

Amortisation:

At 1 January 2008	1,620	—	30,579	32,199
Foreign currency adjustments	18	—	527	545
Amortisation during the year	439	—	—	439
Disposals – software	(623)	—	—	(623)

At 31 December 2008	1,454	—	31,106	32,560

Net book value at 31 December 2008	1,087	6,605	18,495	26,187
Net book value at 1 January 2008	1,166	1,906	17,517	20,589
Software in development relates to the investment in the major system upgrade. The assets predominantly relate to consultancy costs in respect of software development and software licences. The project is expected to be completed in June 2009, at which point the assets will be amortised over its useful economic life.

As the software in development is not yet being amortised, the asset has been reviewed for impairment. A cost benefit analysis has been performed to estimate the savings and revenue enhancements expected from the use of the asset over its expected useful economic life. The review confirmed that the recoverable amount is higher than its carrying value.

	Consideration and	Minorities’ share
	costs incurred	of net assets	Goodwill purchased
Purchase of minority interests	£’000	£’000	£’000

2008
BPP Nottingham Limited	81	29	52
BPP Actuarial Education Limited	94	7	87
BPP Cambridge Limited	683	106	577
BPP Maidstone Limited	315	61	254

	1,173	203	970

In January 2008, the Group acquired the remaining 10% of shares in BPP Nottingham Limited from the minority shareholders. The consideration of £81,000 was paid in cash. Goodwill of £52,000 was generated.
In April 2008, the Group acquired 1% of the issued share capital of BPP Actuarial Education Limited from the minority shareholders. The consideration of £94,000 was satisfied in loan notes (£89,000) and cash (£5,000). Goodwill of £87,000 was generated.
In April 2008, the Group acquired the remaining 25% of shares in BPP Cambridge Limited from the minority shareholders. The consideration of £683,000 was paid in cash. Goodwill of £577,000 was generated.
In April 2008, the Group acquired the remaining 10% of shares in BPP Maidstone Limited from the minority shareholders. The consideration of £315,000 was paid in cash. Goodwill of £254,000 was generated.
Minority interest put options are recognised in the balance sheet as a financial instrument in accordance with IAS 39 - Financial Instruments: Recognition and Measurement.
Please refer to notes 22 and 28 for further details.
16 IMPAIRMENT OF GOODWILL
The total amount of goodwill acquired through business combinations and recognised at 31 December 2008 is allocated for impairment testing purposes to a single cash-generating unit (CGU), Professional Education, which is also a reportable segment. This represents the lowest level within the Group at which goodwill is monitored for internal management purposes.
The recoverable amount has been determined based on a value in use calculation using cash flow projections based on the financial strategy of the segment as approved by the board covering a five year period. Cash flows beyond the five year budgeted period are extrapolated using a 2.0% growth rate. The pre-tax discount rate applied to cash flow projection is 10%.
KEY ASSUMPTIONS USED IN VALUE IN USE CALCULATIONS
The calculation of value in use is most sensitive to the following assumptions:
•	Growth of market and market share;

•	Selling price;

•	Discount rate.
Growth of market and market share — the value in use calculation assumes a modest growth scenario in respect of the professional examinations market, consistent with recent trends. The calculation also assumes that BPP will retain its market share in all of its relevant markets. The market for post qualification training, particularly in respect of City and Financial Services, is currently undergoing a period of softness, in line with the current economic cycle. This is factored into the calculation.
Selling price — it is assumed that the selling prices will remain at market or slightly above market level reflecting the premium of the BPP product.
Pre-tax discount rate — the pre-tax discount rate used is based on the Group’s weighted average cost of capital, adjusted to reflect management’s estimate of the risk profile for the relevant business.
SENSITIVITY TO CHANGES IN ASSUMPTIONS
Impairment analysis requires the use of certain future market assumptions and discount factors, which are subjective in nature. Estimated values can be affected by many factors beyond the Group’s control such as business and economic trends, government regulation, etc. Changes in circumstances or conditions affecting applied assumptions could have a significant impact on the value in use and could then result in a material impairment charge to the Group’s results.
With regard to the assessment of value in use of the group of cash generating units combined within the Professional Education segment, management believes that no reasonable possible change in any of the above key assumptions would cause the carrying value of the unit to exceed its value in use. Management has considered the following sensitivities.

Growth of market and market share
Management has considered the impact of a variance in the growth of the market and market share. The value in use calculation shows that if both the assumed growth rates during the initial five year forecast period and the long-term growth rate were reduced to nil, the recoverable amount of the CGU would still be significantly greater than its carrying value.
Pre-tax discount rate
Management has considered the impact of an increase in the pre-tax discount rate applied to the calculation. The value in use calculation shows that if the pre-tax discount rate was increased to above 25%, the recoverable amount of the CGU would still be greater significantly than its carrying value.
17 INVESTMENTS

£’000

Cost
As at 1 January 2008	51

As at 31 December 2008	51

Provision
As at 1 January 2008	(43)

As at 31 December 2008	(43)

As at 31 December 2008	8
As at 1 January 2008	8

Investments are held at cost under the exemption available in IAS 39 in relation to unquoted equity instruments.
The Group holds a 50% interest in BPP Malta Limited and a 50% interest in BPP China Limited. The Group accounts for these interests as investments, as opposed to using the equity accounting method, because the Group does not have any influence over the financial or operating policies of these entities.
18 INVENTORIES

2008
£’000

Books – finished goods	1,209

1,209

19 TRADE AND OTHER RECEIVABLES

2008
£’000

Current
Trade receivables	17,714
Other taxes	1,702
Other receivables	1,394
Prepayments	3,755

24,565

2008
£’000

Non-current
Other receivables	30
Prepayments	296

326

The carrying amounts of trade and other receivables approximate their fair value. Trade and other receivables are non-interest bearing and are generally on 30-90 days’ terms.
The Group’s trade receivables are stated after allowances for bad and doubtful debts, an analysis of which is as follows:

£’000

At 1 January 2008	847
Amounts charged to administrative expenses	812
Utilised during the period	(180)

At 31 December 2008	1,479

As at 31 December, the ageing analysis of trade receivables is as follows:

			Past due but not impaired
		Neither past due
	Total	nor impaired	< 30 days	30-60 days	60-90 days	> 90 days
	£’000	£’000	£’000	£’000	£’000	£’000

2008	17,714	4,529	5,112	4,610	1,153	2,310

Concentrations of credit risk with respect to trade receivables are limited due to the Group’s customer base being large and unrelated. Management therefore believe there is no further credit risk provision required in excess of the allowance for bad and doubtful debts.
The assessment of the impairment of trade receivables is based firstly on a review of individual balances for indicators of impairment such as late payments or clients under bankruptcy and secondly provisions are made where there is evidence of a risk of non-payment, taking into account ageing, previous experience and general economic conditions.
20 CASH AND SHORT-TERM DEPOSITS

2008
£’000

Cash at bank and in hand	2,625
Short-term deposits	7,079

9,704

Cash at bank earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates.
For the purpose of the Group cash flow statement, cash and cash equivalents comprise the following at 31 December:

2008
£’000

Cash at bank and in hand	2,625
Short-term deposits	7,079
Bank overdrafts	(42)

9,662

21 TRADE AND OTHER PAYABLES

2008
£’000

Current
Trade payables	3,819
Other taxes and social security costs	2,411
Other payables	6,569
Accruals	13,655

26,454
Non-current
Other payables	3,938

3,938

Terms and conditions of the above financial liabilities:
•	Trade payables are non-interest bearing and are normally settled on 30-day terms.

•	Other payables are non-interest bearing and have an average term of 30-90 days.
22 FINANCIAL LIABILITIES

2008
£’000

Current
Bank overdrafts	42
Current instalments due on bank loans	2,960
Other loans	72
Minority interest options	4,515

7,589
Non-current
Derivative liabilities	2,273
Bank loans	33,654

35,927

2008
Minority interest options liability	£’000

Minority interest options at 1 January	5,808
Minority interest bought out in the year	(1,173)
Movement in carrying value of minority interest options	(120)

Minority interest options at 31 December	4,515

Bank loans
Bank loans comprise the following:

2008
£’000

£30,000,000 variable rate loan 2013	29,901
£15,000,000 variable rate loan 2011	6,713

36,614
Less: current instalments due on bank loans	(2,960)

33,654

On 17 December 2008 the Group entered into a £30,000,000 unsecured revolving credit facility. The expiry date of the facility is 28 November 2011 and incurs an interest rate of LIBOR plus a margin of 1.375% to 1.625%.
£30,000,000 variable rate loan
This unsecured loan is with The Royal Bank of Scotland. The loan is for seven years, repayable in one lump sum and is at an interest rate of LIBOR plus a margin of 0.7% to 0.75%.
£15,000,000 variable rate loan
This unsecured loan is with The Royal Bank of Scotland. The loan is repayable over 20 equal quarterly instalments (commenced 14 March 2006). The loan is at an interest rate of LIBOR plus a margin of 0.65% to 0.70%.
Loan arrangement fees of £620,000 relating to these loans and credit facility are being amortised using the effective interest method over the period of the loan.
Following the acquisition by Apollo Global, Inc., all of the Group’s outstanding bank loans became repayable on 31 October 2009 due to a change of control clause in the agreements. The £30m revolving credit facility (which was undrawn as at 31 December 2008) will also expire on the same date. The Group is in the process of refinancing these banking facilities but no agreement is in place as yet.
Other loans comprise loan notes issued in respect of the purchase of BPP Actuarial Education Ltd. During the year the loan note holders redeemed £110,000 of loan notes. These loan notes may be repaid in April or November of each year at the option of the loan note holders until 2024. The loan notes bear interest at the rate of six month LIBOR less a margin.
Minority interest options are options between the minority interest holders of subsidiary companies and the Group. The options require the Group to purchase a minority shareholding according to a contractual obligation. The liability represents the costs to the Group of buying out these minority interests should the put options be exercised by the minority shareholders. Refer to note 28 for additional information.
23 PROVISIONS

Property reorganisation
£’000

At 1 January 2008	1,135
Arising during the year	647
Utilised	(317)

At 31 December 2008	1,465
Current	333
Non-current	1,132

Total	1,465

Property reorganisation
The provision relates to expected costs for onerous lease commitments and dilapidation costs on three properties that became vacant as part of a Group restructure in 2007. Payment for this is expected to be made over the next five years. Provision has been made for rent, rates and service charge for the period until the next lease break date or until the date that the property is expected to be sublet to a third party.
24 FINANCIAL INSTRUMENTS
Treasury activities are controlled and monitored by the Finance Director and are carried out in accordance with policies approved by the Board. The Chief Executive and the Finance Director have joint delegated authority to approve finance transactions within agreed frames of reference and levels of authority. The Group’s principal financial instruments, other than derivatives, comprise bank loans and overdrafts, other loans, leases, cash and short term deposits.
The purpose of the policies is to ensure that adequate cost effective funding is available to the Group and exposure to financial risk - interest rate, liquidity and currency risk - is minimised. Group policy permits the use of derivative instruments but only for reducing exposures arising from underlying business activity and not for speculative purposes. Derivatives (currently only interest rate swaps) and financial instruments are only entered into when there is a commercial justification and with counterparties which fulfil predetermined credit criteria.
INTEREST RATE RISK
The Group policy is to manage exposure to interest rate fluctuations by keeping the Group’s borrowings at a fixed rate, or within an acceptable range of fixed rates. At 31 December 2008 81.5% of the Group’s debt was fixed through the use of interest rates swaps up to December 2009 or repayment date if earlier. The Group policy for deposits is to place funds with a variety of financial institutions chosen on the basis of credit rating and levels of return. Deposits are placed on fixed and variable rate terms of periods from overnight to six months based on cash flow forecasts and interest rate trends.
LIQUIDITY AND CASH FLOW RISKS
The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of its own resources, overdrafts, bank loans, revolving credit facilities and leases. The policy is to ensure that the Group has adequate committed bank facilities available and operates within its covenants.

The Group’s cash flows are highly cyclical with cash requirement peaking just after June with large cash inflows in August and September. The Group uses committed bank facilities to manage short and long-term liquidity. As at 31 December 2008 the Group had available undrawn committed borrowing facilities of £30m, comprising a revolving credit facility with The Royal Bank of Scotland. As explained in Note 22, following the acquisition by Apollo Global Inc., this credit facility will expire on 31 October 2009. The facility agreement includes three financial covenants: PBIT: Borrowing Costs, Net Cash flow: Debt service liability and Gross Debt: EBITDA. The covenants take into account the planned investment in the Business School and ongoing major systems investment. Any non-compliance with the covenants underlying the Group’s financing arrangements could, if not waived, constitute an event of default with respect to any such arrangements. The Group was in full compliance with its financial covenants throughout the period presented.
As part of the review of the Group’s funding requirements which resulted in the new £30m revolving credit facility discussed above, management reviewed the level of headroom against the agreed covenants. This review confirmed continued compliance in the future.
As discussed in Note 22, Group is in the process of refinancing their banking facilities but no agreement is in place as yet. Apollo Group, Inc. has committed that in the event that BPP is unable to maintain its existing facilities with The Royal Bank of Scotland and is further unable to replace such credit agreements with third party financing with an equivalent aggregate loan amount, Apollo Group, Inc. will loan to BPP such funds, not to exceed the total aggregate loan amount under the current facilities, as are necessary to enable BPP and its subsidiaries to pay their debts as they become due for a period up to 31 March 2010.

The Group had available undrawn committed bank facilities as follows:

2008
£000

Expiring:
Within one year	—
In more than one year but less than five years	30,000

30,000

Information regarding the contractual maturities of financial liabilities can be found in note 22 to the accounts.
The following tables illustrate the maturity profile of the anticipated future cash flows including interest for the financial liabilities of the Group as at 31 December. The maturity profile does not include the repayment of all outstanding bank loans on 31 October 2009 which were triggered under a change of control clause in the loan agreements. The cash flows are shown on an undiscounted basis which, therefore, differs from both the carrying value and fair value.
Year ended 31 December 2008

						More
	Within	1-2	2-3	3-4	4-5	than 5
	1 year	years	years	years	years	years	Total
	£000	£000	£000	£000	£000	£000	£000

Floating
Bank overdrafts	(42)	—	—	—	—	—	(42)
Bank loan	(3,575)	(3,575)	(846)	—	—	—	(7,996)

	(3,617)	(3,575)	(846)	—	—	—	(8,038)

						More
	Within	1-2	2-3	3-4	4-5	than 5
	1 year	years	years	years	years	years	Total
	£000	£000	£000	£000	£000	£000	£000

Fixed
Bank loans	(1,690)	(1,690)	(1,690)	(1,690)	(30,282)	—	(37,042)

	(1,690)	(1,690)	(1,690)	(1,690)	(30,282)	—	(37,042)

						More
	Within	1-2	2-3	3-4	4-5	than 5
	1 year	years	years	years	years	years	Total
	£000	£000	£000	£000	£000	£000	£000

Non interest bearing
Trade payables (current)	(3,819)	—	—	—	—	—	(3,819)
Other payables (current)	(5,383)	—	—	—	—	—	(5,383)
Derivative liabilities (minority interest option)	(4,515)	—	—	—	—	—	(4,515)

	(13,717)	—	—	—	—	—	(13,717)

Interest on financial instruments classified as floating rate is repriced at intervals of less than one year.

Non interest bearing financial liabilities exclude accruals.
CREDIT RISK
The Group’s credit risk arises from its cash and cash equivalents, short-term deposits, and outstanding receivables. In assessing and managing credit risk the Group sets authorised credit limits for new corporate customers based on an assessment of credit worthiness and on reports from third party credit checking agencies. A proactive approach identifies and manages bad and doubtful debts in respect of both corporate and individual customers.
The Group deposits its excess funds with The Royal Bank of Scotland. The Board deems this to be appropriate even given the current economic uncertainties.
The risk in respect of receivables is an unexpected loss in cash and earnings when the customer is unable to pay its obligations in due time.
There are no significant concentrations of credit risk within the Group due to our large customer base. At 31 December 2008, the Group had approximately 4 customers that owed the Group more than £250,000 each and accounted for approximately 9% of all receivables owing. The maximum credit risk exposure relating to financial assets is represented by their carrying value as at the balance sheet date.
The Group holds no collateral as security for any of its receivables.
CURRENCY RISKS
The receipts and payments of our overseas trading operations are largely in their local currency and therefore not hedged. The Group is subject to currency exposure on the translation of the profits and net assets of overseas subsidiaries. It is our policy not to hedge exposures arising from profit and net asset translation on consolidating overseas subsidiaries as these are not material to the Group; the Board keeps this policy under constant review. The main foreign currency in which the Group operates is the Euro.
CAPITAL MANAGEMENT
The Group defines capital as the total equity of the Group. The Group’s objective for managing capital is to deliver competitive, secure and sustainable returns to maximise long-term shareholder value. BPP is not subject to any externally imposed capital requirements.
The Group aims to maintain capital discipline in relation to investing activities while progressively growing the dividend per share. A high cash conversion ratio enables the Group to achieve this. There were no changes in the approach taken to capital management during the year.
In order to meet current and future obligations in respect of the Group’s performance share plan, option and sharesave schemes, the Group purchases its own shares on the market. During the year the Group purchased 609,000 of its own shares in the market in order to improve its balance sheet efficiency. These shares are held in treasury.
The overall policy of the Board is to have a strong but efficient balance sheet. The Board ensures that it maintains an appropriate level of debt and therefore capital structure by the regular review of cash flow projections and monitoring key financial ratios; including gearing, net debt to EBITDA and interest cover.
The Board’s current policy is to maintain the underlying ratio of net debt to EBITDA at less than 2:1 and the underlying interest cover at greater than 3:1. This policy will be reviewed in next few months to establish whether it is still appropriate following the acquisition by Apollo Global, Inc. (see note 34 for further details). The ratios for 2008 are as follows:

2008
£000

Net debt: EBITDA
Net debt	27,024

EBIT	21,473
Depreciation	5,650
Amortisation	439

EBITDA	27,562
Net debt: EBITDA	1.0

Interest cover

EBIT	21,473
Gross borrowing costs	2,833

Interest cover	7.6

ANALYSIS OF TOTAL FINANCIAL LIABILITIES AND FINANCIAL ASSETS
The tables below sets out the Group’s IAS 39 classification for each of its financial assets and liabilities. All amounts are stated at their carrying value.
Year ended 31 December 2008

	Fair value			Total
	through profit	Loans and	Amortised	carrying
	or loss	Receivables	Cost	value
	£000	£000	£000	£000

Cash	—	9,704	—	9,704
Overdraft	—	—	(42)	(42)
Borrowings due within one year	—	—	(3,032)	(3,032)
Borrowings due after more than one year	—	—	(33,654)	(33,654)
Derivative liabilities (interest rate swap)	(2,273)	—	—	(2,273)
Derivative liabilities (minority interest option)	—	—	(4,515)	(4,515)
Trade receivables (current)	—	17,714	—	17,714
Other receivables (current)	—	1,394	—	1,394
Other receivables (non-current)	—	30	—	30
Trade payables (current)	—	—	(3,819)	(3,819)
Other payables (current)	—	—	(5,383)	(5,383)

	(2,273)	28,842	(50,445)	(23,876)

Derivative assets are all accounted for under cash flow hedges. Speculative positions are not undertaken.
FAIR VALUES OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
Set out below is a comparison by category of carrying amounts and fair values of all of the Group’s financial instruments, that are carried in the financial statements.

	Book value	Fair value
	2008	2008
	£’000	£’000

Financial assets
Cash	9,704	9,704
Derivative assets (interest rate swap)	—	—
Trade receivables (current)	17,714	17,714
Other receivables (current)	1,394	1,394
Other receivables (non-current)	30	30

	28,842	28,842

Financial liabilities
Bank overdraft	(42)	(42)
Bank loans	(36,614)	(36,750)
Other loans	(72)	(72)
Derivative liabilities (minority interest option)	(4,515)	(4,515)
Derivative liabilities (interest rate swap)	(2,273)	(2,273)
Trade payables (current)	(3,819)	(3,819)
Other payables (current)	(5,383)	(5,383)

	(52,718)	(52,854)

Market values have been used to determine the fair value of the interest rate swap, borrowings and loan notes. The fair value of the put options on minority interests have been calculated by discounting the expected future cash flows at prevailing market interest rates.
Other financial assets and liabilities approximate their carrying amounts largely due to the short-term nature of these instruments.

HEDGES
Cash flow hedges
On 24 February 2006 the Group entered into a new interest-rate swap arrangement with a notional amount of £30,000,000, whereby it pays a fixed rate of interest of 4.9825% and receives a variable rate equal to GBP-LIBOR-BBA (during the year this equated to the following rates; 7.2826% November 2007 to February 2008, 5.73875% February to May, 5.86688% June to August, 5.75313% September to November and 3.91000% November 2008 to February 2009) on the notional amount.
The swap is being used to fix the Group’s £30m variable rate loan 2013 at a rate of 4.9825% plus the margin of 0.7% to 0.75%.
During 2006 the Group was party to two interest rate swap contracts designated as hedges of the expected future interest rate movements on the bank loans held by the Group. The fair value of the liability in respect of the original contracts at 1 January 2006 amounted to £533,000. These hedging instruments were derecognised on 24 February 2006 on termination of the arrangement and replaced with a new swap contract.
The outstanding liability on the previous arrangement was rolled into the new contract and is now being recognised based on the effectiveness of the new hedge. This resulted in a “pay fixed” rate, which was approximately 5% higher than market rate, which at the time of entering into the transaction was approximately 4.5%. The ineffectiveness of the hedge will be recognised through the income statement.
The swap is accounted for at fair value through equity. At the balance sheet date the fair value of the hedging instrument is a liability of £2,273,000.
The swap has been designated as a cash flow hedge and is used to hedge against the future cashflow impact of changes in the interest rate being charged on the loan. Cash flows occur on an annual basis, or on the maturity date of the interest rate (currently quarterly; 28 February, 31 May, 31 August, 30 November) with profit or loss on the hedging instrument calculated on a six monthly basis.
The amount recognised directly in equity in the year ended 31 December 2008 in respect of the current arrangement amounted to £2,480,000.
The terms of these contracts are as follows:

2008	Maturity	Interest rate

Swaps
£30,000,000	February 2013	Pay 4.98%, Receive LIBOR
Hedged loans
£30,000,000	February 2013	Pay LIBOR + 0.70% to 0.75%

SENSITIVITY ANALYSIS
Interest rate risk
IFRS7 requires a sensitivity analysis that shows the impact on the Income Statement and on items recognised directly in equity of hypothetical changes of interest rates in respect of financial assets and liabilities of the Group. All other variables are held constant although, in practice, market rates rarely change in isolation. The Group considers a 100 basis point change in interest rates a reasonably possible change.
The Group has used a sensitivity analysis technique that measures the estimated change to the income statement and equity of a 1% (100 basis points) difference in market interest rates applicable at 31 December 2008.
The sensitivity analysis includes the following assumptions:
•	Changes in market interest rates only affect interest income or expense of variable financial instruments.

•	Changes in market interest rates affect the fair value of derivative financial instruments designated as hedging instruments and all interest rate hedges are expected to be highly effective.

	Income statement (before tax)		Equity (before tax)
	100bp increase	100bp decrease	100bp increase	100bp decrease
31 December 2008	£’000	£’000	£’000	£’000

Variable rate instruments	(86)	86	(86)	86
Interest rate swaps	—	—	1,194	(1,139)

25 AUTHORISED AND ISSUED SHARE CAPITAL

	2008	2008
	thousands	£’000

Authorised
Ordinary shares of 10p each	69,900	6,990

Allotted, called up and fully paid
Ordinary shares of 10p each At 1 January and 31 December	51,108	5,110

On 6 October 2008, BPP Holdings Plc purchased 50,000 of its own ordinary shares at 443.00p, on 8 October 2008 a further 150,000 shares were purchased at a price of 441.00p and on 9 October 2008 a further 409,000 shares were purchased at a price of 440.12p. These shares continue to be held as treasury shares at the date of signing the balance sheet.
Further, during the year, BPP Holdings Plc purchased 835,000 of its own shares for £4,333,000. These are held by the ESOT to satisfy the future exercise of options under the Group’s share option schemes.
There were no new shares issued during 2008.
The total proceeds from the exercise of share options under the Executive Share Option Schemes was £194,735.
The total proceeds from the exercise of share options under the savings related share option scheme was £357,776.
As at 31 December 2008 options existed under the Company’s share option schemes as set out below.

	2008
	Number of ordinary	2008
	shares of 10p each	Price per share

Executive share option scheme
Exercisable between:
February 2003 and February 2010 (approved)	2,260	320.50p
March 2004 and March 2008 (approved)	—	215.75p
March 2005 and March 2009 (unapproved)	4,000	260.00p
March 2005 and March 2012 (approved)	15,000	260.00p
March 2006 and March 2010 (unapproved)	4,000	243.00p
March 2006 and March 2010 (approved)	4,500	243.00p
August 2006 and August 2013 (approved)	18,500	306.50p
March 2007 and March 2014 (approved)	28,075	321.50p
April 2007 and April 2014 (approved)	750	322.50p
March 2008 and March 2015 (unapproved)	226,193	350.00p
March 2008 and March 2015 (approved)	78,510	350.00p
August 2008 and August 2015 (unapproved)	46,405	377.50p
August 2008 and August 2015 (approved)	7,900	377.50p
March 2009 and March 2016 (unapproved)	92,150	426.00p
March 2009 and March 2016 (approved)	42,350	426.00p
August 2009 and August 2016 (unapproved)	257,231	432.00p
August 2009 and August 2016 (approved)	75,638	432.00p

	903,462

At 31 December 2008, 1,482,911 ordinary shares of the Company were held in an independently managed ESOT, formed to meet future and current obligations under the Company’s share incentive schemes.

	2008
	Number of ordinary	2008
	shares of 10p each	Price per share

Savings related share option scheme
Exercisable between:
November 2007 and April 2008	—	253.73p
September 2008 and March 2009	56,319	320.45p
November 2009 and April 2010	226,938	365.50p
November 2010 and April 2011	244,483	484.50p
November 2011 and April 2012	339,118	379.10p

	866,858

26 RECONCILIATION OF MOVEMENTS IN EQUITY

	Attributable to equity shareholders of the Parent
						Currency
	Called up share		Capital redemption	ESOT & treasury		translation
	capital	Share premium	reserve	shares	Other reserves	differences	Retained earnings	Total	Minority interests	Total equity
	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000

At 1 January 2008	5,110	10,292	801	(12,275)	(11,956)	350	23,332	15,654	427	16,081

Translation differences in period	—	—	—	—	—	2,307	—	2,307	—	2,307

Movement in cash flow hedges in the period	—	—	—	—	(2,480)	—	—	(2,480)	—	(2,480)

Current tax and deferred tax recognised directly in equity	—	—	—	—	636	—	(399)	237	—	237

Current and deferred tax recognised directly in equity in prior years	—	—	—	—	(1,460)	—	1,460	—	—	—

Total recognised income and expense for the year recognised directly in equity	—	—	—	—	(3,304)	2,307	1,061	64	—	64

Profit for the year	—	—	—	—	—	—	13,562	13,562	447	14,009

Total recognised income/(expense) for the year	—	—	—	—	(3,304)	2,307	14,623	13,626	447	14,073

Purchase of own shares in the market	—	—	—	(7,038)	—	—	—	(7,038)	—	(7,038)

Release of shares held by trust on exercise of options	—	—	—	553	—	—	—	553	—	553

Loss on shares held by trust on exercise of options	—	—	—	1,429	—	—	(1,601)	(172)	—	(172)

Minority interest options bought out in the period	—	—	—	—	1,172	—	—	1,172	(203)	969

Equity dividends paid	—	—	—	—	—	—	(10,389)	(10,389)	(296)	(10,685)

Share-based payment	—	—	—	—	—	—	1,143	1,143	—	1,143

At 31 December 2008	5,110	10,292	801	(17,331)	(14,088)	2,657	27,108	14,549	375	14,924

Included in the Group’s retained earnings is an amount of £13,692,000 representing retained earnings which is not distributable due to statutory restrictions.
SHARE PREMIUM
This reserve records the consideration premium for shares issued at a value that exceeds their nominal value.
CAPITAL REDEMPTION RESERVE
The capital redemption reserve represents the nominal value of the Company’s own shares that have been purchased for cancellation as part of the share buy-back. The amounts included in this reserve represent transfers from the Company’s share capital account.
TRANSLATION RESERVE
The translation reserve is used to record exchange differences arising from the translation of the financial statements of foreign subsidiaries.
ESOT & TREASURY SHARES
The BPP Employee Share Ownership Trust (the ESOT) was established in 1996 with the purpose, inter alia, of holding shares in the Company to satisfy grants of options by the Company. The market value of the shares held by the ESOT at 31 December 2008 was £4,857,000 and the nominal value was £148,000.

Treasury shares represent BPP shares repurchased and available for issue. At 31 December 2008 the Company held 2,154,854 treasury shares.
OTHER RESERVES
Other reserves records movements in cash flow hedges (including the related deferred tax) and the buy out of minority share options.
At 31 December 2008, the cumulative fair value loss in respect of cash flow hedges was £2,019,000.
During the period, the Group bought out further minority interests in a number of businesses. A total of £1,173,000 in cash and loan notes was paid during the year. The minorities’ share of net assets at the date of acquisition was £203,000 leaving £970,000 to be treated as goodwill.
27 SHARE-BASED PAYMENTS
EXECUTIVE SHARE OPTION SCHEME
The Group has an employee share ownership trust (ESOT) for the granting of non-transferable options to certain key members of staff and Executive Directors. Options are granted with a fixed exercise price equal to the market price of the shares under the option at the grant date. There are four Executive Share Option Schemes run by the Company.
In 1996 two Executive Share Option Schemes were set up, one approved by the Inland Revenue and the other operated as an unapproved scheme. The contractual lives of the options held within the approved and unapproved schemes are ten years and seven years from the date of grant respectively. In both the approved and unapproved schemes the options become exercisable on the third anniversary of the grant of the option subject to the growth in an adjusted earnings per share measure over any three year period exceeding the percentage increase in the Retail Price Index (RPI) plus 3% per annum. Following the adoption of the new Executive Share Option Scheme in 2003 no further options can be granted under the 1996 scheme.
In 2003 two Executive Share Option Schemes were set up, one approved by the Inland Revenue and the other operated as an unapproved scheme. The contractual life of the option is ten years from the date of grant and the options become exercisable on the third anniversary of the grant of the option subject to the growth in an adjusted earnings per share measure over the period exceeding the percentage increase in the Retail Price Index (RPI) plus 3% per annum. Exercise of options is subject to continued employment.
The following table illustrates the number (No.) and weighted average exercise price (WAEP) of share options for the ESOT.

	2008	2008
	No.	WAEP

Outstanding at 1 January*	1,085,062	£3.81
Forfeited during year	(37,500)	£4.16
Exercised during year	(144,100)	£3.36

Outstanding at 31 December	903,462	£3.88

Exercisable at 31 December	436,093	£3.44

*	Included within this balance are options over 21,260 shares that have not been recognised in accordance with IFRS 2 — Share-based Payment as the options were granted on or before 7 November 2002. These options have not been subsequently modified and therefore do not need to be accounted for in accordance with IFRS 2.
For share options exercised under the Executive Share Option Scheme during the period the weighted average share price at the date of exercise was £5.05.
The weighted average remaining contractual life for the share options outstanding as at 31 December 2008 is 6.7 years.
Share options outstanding at the end of the year are set out in note 25.
PERFORMANCE SHARE PLAN (PSP)
This plan involves the award of share awards to participants subject to a non-market performance condition (EPS).
The contractual life of the awards is three years. They become exercisable on the third anniversary of the grant of the award, subject to the growth in normalised earnings per share over the period exceeding the percentage increase in the Retail Price Index (RPI) plus between 5% and 20% per annum (awarded on a sliding scale). The 2007 scheme is based on an adjusted earning per share measure rather than normalised earnings per share. Exercise of awards is subject to continued employment.

The fair value of awards under the PSP is calculated using the market value of shares at the time of the award and excludes the impact of dividends.

2008
No.

Outstanding at 1 January	255,161
Granted during year	379,806
Forfeited during year	(61,532)
Vested during year	—

Outstanding at 31 December	573,435

Exercisable at 31 December	—

Fair Value of Outstanding Awards at 31 December (£’000)	3,025

Exercise price (£)	—

The weighted average remaining contractual life for the share awards outstanding as at 31 December 2008 is 1.9 years.
The weighted average fair value of shares issued under the PSP during the year was £4.85.
SHARE MATCHING SCHEME
Under the share matching plan (SMP) from 2009 onwards, Executive Directors will be required to defer half of their gross annual bonus in respect of the previous financial year (up to a maximum of 25% of base salary, or 37.5% of base salary for the Chief Executive) as an investment in ordinary shares in the Company. In the event that the deferred amount is less than 25% of the Executive Director’s annual base salary, they may voluntarily defer a further proportion of their gross bonus or invest further funds from their own external resources to make up all or a proportion of that shortfall. The Chief Executive, in addition to the deferred proportion of his gross annual bonus, may voluntarily defer a further proportion of his gross bonus or invest further funds from his own external resources so that the annual total value of shares qualifying for matching under the SMP may be up to £250,000. The aggregate amount will then be invested into ordinary shares in the Company.
In return, those shares will have the potential to earn “matching shares” in proportion to the amount invested. The number of “matching shares” that the Executive Directors will be entitled to will depend on the total shareholder return (“TSR”) of the Company over a three year performance period. For the awards, the following schedule will be used:

TSR over the 3 year period	Matching shares

Below 15% p.a.	0 matching shares
15% p.a.	0.2 matching shares for 1 share
Between 15% p.a. and 25% p.a.	Pro rata between 0.2 and 2 matching shares (on a straight line basis)
25% p.a. or above	2 matching shares for 1 share

For the first awards under the SMP made during 2008, as an interim arrangement only, Executive Directors have been invited to participate in the SMP on a voluntary basis.
a) On 1 May 2008, 23,562 investment share awards were awarded in lieu of bonuses. The contractual life of the awards is three years and they become exercisable on the third anniversary of the grant of the option. As the investment share awards have no performance conditions attached, and carry an entitlement to dividends paid during the vesting period, the fair value of the awards is equal to the current market value of the shares on the grant date (£5.04). During the year the Chief Executive purchased 36,400 shares from his own funds. These are not treated as investment shares in the table below but are eligible for the matching awards.
b) On 1 May 2008, 119,924 matching share awards were awarded. The contractual life of the awards is three years and the awards become exercisable on the third anniversary of the grant date, subject to the growth in absolute total shareholder return (a market based condition) over the performance period. Exercise of the awards is subject to continued employment. The fair value of the award is calculated using the binomial model, adjusted for the likelihood of achieving the market based condition. Participants are not entitled to receive the value of dividends that are paid during the vesting period.

The following table illustrates the number (No.) of share awards for the share matching plan shares.

	2008	2008
	Investment	Matching
	shares	shares
	No.	No.

Outstanding at 1 January	—	—
Granted during year	23,562	119,924
Forfeited during year	—	—
Exercised during year	—	—

Outstanding at 31 December	23,562	119,924
Exercisable at 31 December	—	—
Average remaining contractual life for the share options outstanding as at 31 December	2.3 years	2.3 years

SAVINGS RELATED SHARE OPTION SCHEME
The Group also operates a savings related share option scheme (Sharesave) that is open to all employees of the Group within the UK. Options are issued at a discount of 15% of the share price on the pricing day (approximately one month prior to the grant date) and are exercisable three years after they are issued. Exercise of the option is subject to continued employment and the scheme leaver provisions.
The following table illustrates the number (No.) and weighted average exercise price (WAEP) of share options for the Sharesave.

	2008	2008
	No.	WAEP

Outstanding at 1 January	723,489	£4.00
Granted during year	341,749	£3.79
Forfeited during year	(83,140)	£4.12
Exercised during year	(115,240)	£3.16

Outstanding at 31 December	866,858	£4.01
Exercisable at 31 December	56,319	£3.20

For share options exercised under the Sharesave during the period the weighted average share price at the date of exercise was £3.64.
The weighted average remaining contractual life for the share options outstanding as at 31 December 2008 is 2.3 years.
The fair values of the Sharesave plans and share matching share awards have been estimated at the date of grant using the binomial model. The following table gives the assumptions used in valuing the grant of options/awards made during the periods.

	2008
	Share
	Matching	2008
	shares	Sharesave

Grant date	01/05/08	03/10/08
Share price at grant date (£)	5.04	4.58
Exercise price (£)	—	3.79
Dividend yield (%)	3.5	4.0
Expected volatility (%)	25	45
Risk free interest rate (%)	4.86	3.99
Expected life of options (years)	3	3.5
Expected forfeiture (%)	—	28
Fair Value (£)	1.06	1.83

The expected life of the options/awards is based on historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may not necessarily be the actual outcome.
The total charge for the year relating to employee share based payment plans was £1,143,000 all of which related to equity settled share-based payment transactions.

28 MINORITY INTERESTS

		Options become exercisable[1]		Maximum amounts
Entity	Group Ownership	Put Options	Call Options	payable [2]

2008
BPP Actuarial Education Limited	59.16%	In April of each year from 2000	January 2015	Refer below[3]

1	Within 30 days of the Group announcing its preliminary results for the year just ended in any of the years inclusive respectively.

2	Based on the earnings of the entity for the three years ended prior to the exercise of the option. These amounts do not represent the liability as currently recognised but the capped, maximum amount that can be payable under the put contracts.

3	Any minority shareholder can require the Company to purchase his interest in BPP Actuarial Education Limited in three equal annual tranches. The amount payable is based on the earnings of BPP Actuarial Education Limited for the two years preceding the exercise of each tranche.
It is the Board’s current intention to use cash where possible to purchase minority interests.
29 CAPITAL COMMITMENTS
Amounts contracted but not provided for in the financial statements amounted to £1,349,000.
Amounts authorised but not contracted for amounted to £1,860,000.
30 RELATED PARTY TRANSACTIONS
Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.
The remuneration of key management personnel of the Group as specified in IAS 24 – Related Party Disclosures, is set out below:

2008
Directors emoluments	£’000

Short-term employee benefits	1,964
Termination payment	—
Share-based payment expense	424

2,388

Aggregate gains made by directors on the exercise of options	1

The Group’s key management personnel are the Executive Directors and Non-Executive Directors of the Company.
31 OBLIGATIONS UNDER LEASES
Future minimum rentals payable under non-cancellable operating leases are as follows:

2008
£’000
Not later than one year	6,839
After one year but not more than five years	22,828
After five years	28,977

58,644

32 SUBSIDIARIES
The Company’s principal trading subsidiary undertakings are:

	Percentage of issued share capital
	and voting rights held directly or	Country of registration or
	indirectly by BPP Holdings Plc	incorporation

BPP Professional Education Limited *	100	England & Wales
BPP Learning Media Limited *	100	England & Wales
BPP Actuarial Education Limited	59.16	England & Wales
BPP Dublin Limited	100	Eire
BPP International Limited	100	England & Wales
BPP College of Professional Studies Limited	100	England & Wales
BPP Nederland BV	100	The Netherlands
BPP Offshore Group Limited	100	Channel Islands
Mander Portman Woodward Limited	100	England & Wales

*	Subsidiaries held indirectly
During the year, the trade and assets of BPP Cambridge Limited, BPP Croydon Limited, BPP Glasgow Limited, BPP Liverpool Limited, BPP Maidstone Limited, BPP Nottingham Limited and BPP Wales Limited were hived up into BPP Professional Education Limited. Therefore they are no longer disclosed as principal trading subsidiaries.
For all overseas companies the country of registration or incorporation is also the principal country of operation. All companies undertake training and education as the nature of their business.
33 NET DEBT

2008
£’000

Cash	9,704
Overdraft	(42)
Bank loans not later than one year	(2,960)
Other loans not later than one year	(72)
Bank loans after one year	(33,654)

Total net debt	(27,024)

34 POST BALANCE SHEET EVENTS
On 30 July 2009, Apollo UK Acquisition Company Limited completed the acquisition of the entire issued and to be issued ordinary share capital of BPP Holdings plc for a cash purchase price of 620 pence per share. Apollo UK Acquisition Company Limited is a wholly-owned subsidiary of Apollo Global, Inc., which is a majority-owned subsidiary of Apollo Group, Inc. As a result of the acquisition, BPP Holdings plc delisted from the London Stock Exchange in August 2009.
Following the acquisition by Apollo Global, Inc., all of the Group’s outstanding bank loans became repayable on 31 October 2009 due to a change of control clause in the agreements. The £30m revolving credit facility (which was undrawn as at 31 December 2008) will also expire on the same date. The Group is in the process of refinancing these banking facilities but no agreement is in place as yet.
Further, as a result of the takeover, all outstanding share options and awards vested on the acquisition date. All of the Executive Share Options Scheme, Performance Share Plan and Share Matching Scheme awards were exercised on the date of acquisition. The Save As You Earn scheme options can be exercised up to six months after the acquisition date. The impact of these subsequent changes has not been quantified as of this time.
As a result of the acquisition it was decided to write down the value of the intangible assets categorised as software in development in note 15 to £750,000. This is due to the expectation that the Group will suspend the development of its own IT systems and use systems provided by Apollo Group, Inc.